Exhibit 19.1

XENETIC BIOSCIENCES, INC.

Statement of Company POLICY on

Insider Trading and Disclosure

This memorandum sets forth the policy of Xenetic Biosciences, Inc. and its subsidiaries which may exist from time to time (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. The Company has designated James F. Parslow, its Chief Financial Officer, as its insider trading compliance officer (the “Compliance Officer”). It is your obligation to understand and comply with this Insider Trading Policy. Please contact the Compliance Officer at j.parslow@xeneticbio.com if you have any questions regarding the policy.

A.	To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to all of the Company’s directors, officers, employees and certain designated consultants, and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to you also apply to your spouse, significant other, child, parent or other family member, in each case, living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities. You are responsible for ensuring compliance with this Insider Trading Policy by all such persons affiliated with you.

All members of the Board of Directors, all officers and certain designated employees and consultants also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Company’s Trading Procedures.

B.	What is Prohibited by this Insider Trading Policy?

It is generally illegal for any director, officer, employee or consultant of the Company to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer, employee or consultant of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company, you generally are prohibited from the following activities:

•	trading in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;

•	having others trade for you in the Company’s securities;

•	giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and

•	disclosing the material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”).

As noted above, these prohibitions also apply to your spouse, significant other, child, parent or other family member, in each case, living in the same household; and any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities.

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This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•	projections of future earnings or losses, or other earnings guidance;

•	results of partnerships or collaborations as well as results of clinical or analytical validation studies;

•	reimbursement rates or coverage decisions received by the Company;

•	earnings or revenue that are inconsistent with the consensus expectations of the investment community;

•	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•	pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

•	changes in management or the Board of Directors;

•	actual or threatened litigation or governmental investigations or major developments in such matters;

•	developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

•	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•	bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

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What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is following the closing of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is following the closing of the market on Thursday.

C.	Are there any Restrictions on the Use of Electronic Bulletin Boards, Internet Chat Rooms or Websites?

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers, employees or consultants. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, with the advent of the Internet, and the emergence of electronic bulletin boards and chat rooms, and particularly through social media, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through social media forums, electronic bulletin boards and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving communications in these forums. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on social media forums, on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing material, nonpublic information about the Company with anyone, including other employees or consultants, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to James F. Parslow, Chief Financial Officer, Xenetic Biosciences, Inc., 945 Concord Street, Framingham, Massachusetts or at j.parslow@xeneticbio.com.

This Insider Trading Policy also prohibits you from making any comments or postings about the Company on any Internet bulletin boards, via social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company.

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D.	What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•	disgorgement of the profit gained or loss avoided by the trading;

•	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•	payment of criminal penalties of up to $5,000,000;

•	payment of civil penalties of up to three times the profit made or loss avoided; and

•	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,275,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.	Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

F.	How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to such person and do not believe that he or she has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with Jeffrey Eisenberg, Chief Executive Officer.

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G.	Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Compliance Officer within two (2) business days of such delivery.

H.	Responsibilities Regarding the Nonpublic Information of Other Companies

In the course of providing services to the Company, you may also gain access to material, nonpublic information regarding the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. In addition to maintaining compliance with this Policy, you are also responsible for not violating insider trading laws with respect to any such information, including through any unauthorized disclosure or other misuse of any nonpublic information of such companies, as well as insider trading and tipping based on the material nonpublic information of such other companies.

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Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

Updated as of September of 2019.

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XENETIC BIOSCIENCES, INC.

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, Xenetic Biosciences, Inc. (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers, employees and certain designated consultants of the Company.

A.	SCOPE

These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees and consultants of the Company and its subsidiaries which may exist from time to time who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (each, an “Insider” and collectively, these persons are referred to as “Insiders”). These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•	an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household;

•	all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;

•	all persons who execute trades on behalf of the Insider; and

•	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the Insider has included such entity on the Insider’s signed acknowledgment in the attached form.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

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B.	SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, employees and certain designated consultants of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan (as defined below). This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer (as defined below) identified below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.	No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2.	No Trading During Special Blackout Periods.

There are times when the Company or certain members of its board of directors or senior management or support staff may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in Company securities if they are notified by the Compliance Officer that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

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3.	All Trades Must be Pre-Cleared by the Compliance Officer.

No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Company has designated James F. Parslow, Chief Financial Officer, as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from Jeffrey Eisenberg, Chief Executive Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact Jeffrey Eisenberg, Chief Executive Officer, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).

4.	No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

5.	No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a derivative transaction by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

6.	No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account.

7.	No Pledges Without Pre-Approval.

No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

8.	Transfers Without Consideration Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

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C.	PRE-CLEARANCE PROCEDURES

Procedures. No Insider may trade in Company securities until:

•	The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

•	The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;

•	The Insider has informed the Compliance Officer whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•	The Compliance Officer or his designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

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Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D.	EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

•	satisfy the requirements of Rule 10b5-1;

•	be documented in writing;

•	be established during a trading window when such Insider does not possess material, nonpublic information; and

•	be pre-approved by the Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

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Employee Benefit Plans.

1.Exercise of Stock Options or Warrants. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option or warrant to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option or warrant to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option or warrant to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option or warrant, any net option or warrant exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option or warrant, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant.

2. Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

3.Employee Stock Purchase Plan. If applicable, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under any employee stock purchase plan that the Company may adopt from time to time. However, no Insider may: (a) elect to participate in such plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of these Trading Procedures.

E.	WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer or his designee, and any such waiver shall be reported to the Company’s Board of Directors.

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F.	ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to:

James F. Parslow

Chief Financial Officer

Xenetic Biosciences, Inc.

945 Concord Street

Framingham, Massachusetts 02421

or via email at:

j.parslow@xeneticbio.com

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his designee, unless the Insider objects in a written statement received by the Compliance Officer within two (2) business days of such delivery.

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Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Updated as of September of 2019.

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ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of Xenetic Biosciences, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply: __________________________________________. I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Date:	Signature:

Name:

Title:

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Pursuant to Xenetic Biosciences, Inc.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify Xenetic Biosciences, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________

INTENT TO PURCHASE Number of shares:res:__________________________ Intended trade date: __________________________
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify): _____________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ___________________________________________________________

INTENT TO SELL Number of shares:res:__________________________ Intended trade date: __________________________
Means of selling shares:	☐	Sale through employee benefit plan (please specify): _____________________________
	☐	Sale through a broker on the open market
	☐	Other (please specify): ___________________________________________________________

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, (2) to the best of my knowledge, the proposed trade(s) listed above do(es) not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended, and (3) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
☐	Purchase of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of purchase:	_______
☐	Sale of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of sale:	_______

	Insider’s Signature				Date

Signature___________________________________________	Date______________________________________________

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

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